Exhibit 10.1
EMPLOYMENT AGREEMENT
     This Employment Agreement (the “Agreement”) is entered into between Quanta Services, Inc., (“Employer”) and Earl C. Austin, Jr. (“Employee”) on this 1st day of January, 2010 (the “Effective Date”).
I. RECITALS
     As of the date of this Agreement, Employer is engaged primarily in the business of specialty electrical contracting for customers in the electric power, natural gas and oil, telecommunications and cable television industries, as well as for transportation, commercial and industrial customers. As such, Employer has developed and continues to develop and use certain trade secret and otherwise Proprietary and Confidential Information, as hereinafter defined. Employer has spent a substantial amount of time, effort and money, and will continue to do so in the future, to develop or acquire such Proprietary and Confidential Information and promote and increase its good will. Employer and Employee acknowledge and agree that Proprietary and Confidential Information is an asset of particular and immeasurable value to Employer.
     Pursuant to this Agreement, Employee shall be employed by Employer in a confidential and fiduciary relationship and such Proprietary and Confidential Information will necessarily be provided to, communicated to, or acquired by Employee by virtue of his employment with Employer.
     Based upon the above, Employer desires to retain the services of Employee on its own behalf, as well as on the behalf of its subsidiaries and affiliated companies and, in so doing, protect its Proprietary and Confidential Information subject to the terms and conditions set forth herein.
II. DEFINITIONS
     A. For purposes of this Agreement, “Employer” shall mean Quanta Services, Inc., as well as its predecessors, designees, successors, and past, present and future operating companies, divisions, subsidiaries and/or affiliates.
     B. As used in this Agreement, “Proprietary and Confidential Information” means any and all non-public information or data in any form or medium, tangible or intangible, which has commercial value and which Employer possesses or to which Employer has rights. Proprietary and Confidential Information includes, by way of example and without limitation, information concerning Employer’s specific manner of doing business including, but not limited to, the processes, methods or techniques utilized by Employer, Employer’s customers, marketing strategies and plans, pricing information, sources of supply and material specifications, Employer’s computer programs, system documentation, special hardware, related software development, Employer’s business models, manuals, formulations, equipment, compositions, configurations, know-how, ideas, improvements or inventions.

     Proprietary and Confidential Information also includes information developed by Employee during his course of employment with Employer or otherwise relating to Company-Related Inventions and Developments, as hereinafter defined, as well as other information to which he may be given access to in connection with his employment.
     C. As used in this Agreement, “Inventions and Developments” means any and all inventions, developments, creative works and useful ideas of any description whatsoever, whether or not patentable. Inventions and Developments include, by way of example and without limitation, discoveries and improvements which consist of or relate to any form of Proprietary and Confidential Information.
     D. As used in this Agreement, “Company-Related Inventions and Developments” means all Inventions and Developments which: (a) relate at the time of conception or development to the actual business of Employer or to its actual research and development or to business or research and development that is the subject of active planning at the time; (b) result from or relate to any work performed for Employer, whether or not during normal business hours; (c) are developed on Employer’s time; or (d) are developed through the use of Employer’s Proprietary and Confidential Information, equipment and software, or other facilities and resources.
     E. For purposes of this Agreement, “Make,” when used in relation to Inventions and Developments, includes any one or any combination of: (a) conception; (b) reduction to practice; or (c) development; and is without regard to whether Employee is a sole or joint inventor.
     F. For purposes of this Agreement, “Change in Control” shall include circumstances where:
          1. Any person or entity, other than Quanta Services, Inc. or an employee benefit plan of Quanta Services, Inc., acquires directly or indirectly Beneficial Ownership (as defined in Section 13(d) of the Securities Exchange Act of 1934, as amended) of any Voting Security of Quanta Services, Inc. and immediately after such acquisition such person or entity is, directly or indirectly, the Beneficial Owner of Voting Securities representing fifty percent (50%) or more of the total voting power of all of the then-outstanding Voting Securities of Quanta Services, Inc.; or
          2. Individuals who, as of the date hereof, constitute the Board of Directors of Quanta Services, Inc. (the “Board”), and any new director whose election by the Board or nomination for election by Quanta Services, Inc.’s stockholders was approved by a vote of a majority of the directors then still in office who were directors as of the date hereof or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the members of the Board; or
          3. The stockholders of Quanta Services, Inc. shall approve a merger, consolidation, recapitalization or reorganization of Quanta Services, Inc., a reverse stock split of outstanding Voting Securities, or consummation of any such transaction if stockholder approval is not obtained, other than any such transaction that would result in at least fifty percent (50%) of the total voting power represented by the Voting Securities of the surviving entity outstanding immediately after such transaction being Beneficially Owned by at least fifty percent (50%) of the holders of outstanding voting securities of Quanta Services, Inc. immediately prior to the transaction, with the voting power of each such continuing holder relative to other such continuing holders not substantially altered in the transaction; or
          4. The stockholders of Quanta Services, Inc. shall approve a plan of complete liquidation of Quanta Services, Inc. or an agreement for the sale or disposition by Quanta Services, Inc. of all or a substantial portion of Quanta Services, Inc.’s assets (i.e., fifty percent (50%) or more of the total assets of Quanta Services, Inc. ).
     G. For purposes of this Agreement, “Voting Security” means common stock or other capital stock of Quanta Services, Inc. entitled generally to vote in the election of directors and preferred stock and other equity securities (not including options, warrants or similar rights) convertible into securities entitled generally to vote in the election of directors (whether or not then convertible).
III. TERMS OF EMPLOYMENT
     A. Position and Duties. Employee is hereby employed by Employer as President – Natural Gas and Pipeline Division. As such, Employee shall have responsibilities, duties and authority reasonably accorded to and expected of a President – Natural Gas and Pipeline Division. Employee shall devote his full business time, attention and effort to the performance of this Agreement and to his duties as described herein.
          1. Employee shall faithfully adhere to, execute and fulfill such duties as may reasonably be assigned to him by the Chief Executive Officer of Quanta Services, Inc. or by the Board.
          2. Employee agrees to devote reasonable attention and time to the business and affairs of Employer and, to the extent necessary, to discharge the responsibilities assigned to Employee hereunder, to use Employee’s reasonable best efforts to perform faithfully and efficiently such responsibilities.
          3. Employee shall not, during the term of his employment hereunder, be engaged in any other business activity pursued for gain, profit or other pecuniary advantage if such activity interferes with Employee’s duties and responsibilities hereunder. The foregoing limitations shall not be construed as prohibiting Employee from serving on corporate, civic or charitable boards or committees, delivering lectures or fulfilling speaking engagements, teaching at educational institutions, or making personal investments, so long as such activities do not significantly interfere with the performance of Employee’s responsibilities to Employer as set forth in this Agreement.
          4. In the performance of his duties, Employee shall use his best efforts to adhere to the legal requirements codified in statutes, ordinances and governmental regulations applicable to Employer.

     B. Term. The initial term of this Agreement shall begin on the Effective Date and shall continue for two (2) years, unless terminated sooner pursuant to the provisions of this Agreement (the “Initial Term”). At the expiration of the Initial Term, unless terminated sooner pursuant to the provisions of this Agreement, and each annual anniversary thereafter, this Agreement will renew automatically for an additional one (1) year period (the “Renewal Term”) unless either party notifies the other party in writing of its or his intention not to renew this Agreement (the “Renewal Termination Notice”) not less than ninety (90) days prior to the expiration of the Initial Term or of any Renewal Term (the Initial Term and any Renewal Term are referred to collectively as the “Term of Employment”).
          1. Termination upon Death. This Agreement (and all of Employee’s rights and Employer’s obligations hereunder) shall terminate as of the date of Employee’s death.
          2. Termination upon Disability. If Employee becomes physically or mentally disabled, whether totally or partially, so that Employee is unable to perform his essential job functions hereunder for a period aggregating 180 days during any twelve (12) month period, or it is determined by a physician reasonably selected by Employer that, by reason of physical or mental disability (“Disability”), Employee shall be unable to perform the essential job functions required of him hereunder, Employer may, by written notice to Employee, terminate this Agreement, in which event this Agreement (and all of Employee’s rights and Employer’s obligations hereunder) shall terminate thirty (30) days after the date upon which Employer shall have given notice to Employee of its intention to terminate this Agreement because of Disability.
          3. Termination for Cause. Employer may terminate this Agreement for Cause by providing written notice to Employee of its intention to do so. All of Employee’s rights and Employer’s obligations hereunder shall terminate as of the date of such notice by Employer, unless otherwise provided herein. For purposes of this Agreement, “Cause” shall mean:
               a. the failure or refusal of Employee to follow the reasonable directives of his supervisor to whom he reports, or of the Board, which failure or refusal is not cured by Employee within five (5) business days after Employee has been given written notice thereof;
               b. the willful and continued failure of Employee to perform substantially Employee’s duties with Employer (other than any such failure resulting from incapacity due to Disability as defined above), which willful and continued failure is not cured by Employee within five (5) business days after Employee has been given written notice thereof;
               c. the violation by Employee of any of Employer’s policies or procedures, which violation is not cured by Employee within five (5) business days after Employee has been given written notice thereof;
               d. Employee engaging in conduct which is materially and demonstrably injurious to Employer;

               e. a conviction of, a plea of nolo contendere, a guilty plea, or confession by Employee to, an act of fraud, misappropriation or embezzlement or any crime punishable as a felony or any other crime that involves moral turpitude, unless the conviction is attributable to an act committed before the date of this Agreement and Employer had actual knowledge of such act prior to its execution of this Agreement;
               f. Employee’s use of illegal substances or habitual drunkenness;
               g. the breach by Employee of this Agreement if Employee does not cure such breach within five (5) business days after Employee has been given written notice thereof; or
               h. repeated or continuous acts of gross neglect or gross or willful misconduct that directly relate to the business of Employer.
          4. Termination for Good Reason. Employee may terminate this Agreement for Good Reason in the twelve (12) months following a Change in Control by providing written notice to Employer of his intention to do so. All of Employee’s rights and Employer’s obligations hereunder shall terminate as of the date of such notice by Employee. For purposes of this Agreement, “Good Reason” shall mean:
               a. the assignment to Employee of any duties inconsistent with Employee’s position (including offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section III.A of this Agreement, or any other action by Employer that results in a diminution in such position, authority, duties or responsibilities (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith) which is not cured by Employer within five (5) business days after Employer has been given written notice thereof by Employee;
               b. any requirement that Employee be based at any office or location that results in a violation of Section III.E of this Agreement;
               c. any failure by Employer to comply with any of the provisions of Section IV of this Agreement (excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith) which is not cured by Employer within five (5) business days after Employer has been given written notice thereof by Employee;
               d. any failure by Employer to continue in effect any cash or stock-based incentive or bonus plan, retirement plan, welfare benefit plan or other compensation, retirement or benefit plan and policy, unless the aggregate value (as computed by an independent employee benefits consultant selected by Employer and reasonably acceptable to Employee or Employee’s legal representative) of all such compensation, retirement or benefit plans and policies provided to Employee is not materially less than their aggregate value as in effect at any time during the one hundred twenty (120) day period immediately preceding a Change in Control or, if more favorable to Employee, those provided generally at any time after the Change in Control to other peer employees of the Employer and its affiliated companies.
     C. Notice of Termination. Any termination by Employer for Cause or by Employee for Good Reason shall be communicated by a Notice of Termination provided to the other party pursuant to the provisions of Section IX.C of this Agreement. For purposes of this Agreement, “Notice of Termination” means a written notice that: (1) indicates the specific termination provision or provisions as set forth in this Agreement relied upon by either Employer or Employee; (2) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide the basis for termination under the provision or provisions of this Agreement relied upon by either Employer or Employee; and (3) if the Date of Termination (as defined below) is other than the date of receipt of such Notice of Termination, specifies the termination date. The failure by either Employer or Employee to set forth in the Notice of Termination any fact or circumstance that contributes to a showing of Cause or Good Reason shall not waive any right of Employer or Employee or preclude Employer or Employee from asserting such fact or circumstance in enforcing Employer’s or Employee’s rights or obligations under this Agreement.
     D. Date of Termination. According to this Agreement, “Date of Termination” shall mean: (1) if Employee’s employment is terminated for Cause, or by Employee for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein or as required under this Agreement; (2) if the Employee’s employment is terminated by the Employer other than for Cause or Disability, the Date of Termination shall be the date on which Employer notifies Employee of such termination; (3) if Employee’s employment is terminated by reason of death, the Date of Termination shall be the date of the death of Employee; (4) if Employee’s employment is terminated by reason of Disability, thirty (30) days after Employer has given notice as required under Section III.B.2 of this Agreement; or (5) if Employee voluntarily terminates his employment, the Date of Termination shall be the date on which Employee and Employer shall agree to be the Date of Termination.
     E. Place of Performance. Nothing contained in this Agreement shall be deemed to require Employee to relocate from Employee’s present residence to another geographic location in order to carry out Employee’s duties and responsibilities under this Agreement, other than normal business travel consistent with Employee’s duties, responsibilities and position.
IV. COMPENSATION
     A. Annual Base Salary. Employer agrees to compensate and pay Employee, or to cause Employee to be compensated and paid, an annual base salary of $400,000, payable on the 15th and last day of each calendar month. The Employer is or may be required to withhold from such gross amount deductions for federal, state or local taxes, F.I.C.A., and such other taxes required by appropriate governmental agencies. The amount to be paid Employee shall be net of such amounts withheld.
     On at least an annual basis, Employer will review Employee’s performance and may make increases to Employee’s annual base salary if, in its sole discretion, any such increase is warranted. Such recommended increase would, in all likelihood, require approval by the Board or a duly constituted committee thereof.
     B. Bonus. Employee shall participate in Employer’s annual and supplemental incentive bonus plans at a level commensurate with Employee’s position, and subject to adjustment periodically based on competitive practices of the peer group used by Employer for purposes of competitive compensation benchmarking. Employee may participate in other current and future incentive bonus plans as determined by the Board or a duly constituted committee thereof.
     C. Incentive, Savings and Retirement Plans. Employee shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs generally applicable to other peer employees of Employer.
     D. Welfare Benefit Plans. Employer shall, at Employee’s request, pay all premiums for coverage for Employee and Employee’s dependents, under the welfare benefit plans, practices, policies and programs provided by Employer including, but not limited to, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs, generally applicable to other peer employees of Employer.
     E. Reimbursement of Expenses. Employer shall reimburse Employee or cause Employee to be promptly reimbursed for all reasonable and necessary expenses incurred by Employee in furtherance of the business and affairs of Employer including, but not limited to, all travel expenses and living expenses while away from home on business or at the request of Employer or the Board. Such reimbursement shall be effected as soon as reasonably practicable after such expenditures are made, against presentation of signed, itemized expense reports in accordance with the travel and business expense reimbursement policies of Employer. To the extent any reimbursement of expenses by Employer is treated as income to Employee, any such payments made in the taxable year following the taxable year in which the expenses were incurred shall be made by Employer no later than March 15 of such subsequent taxable year.
     F. Severance Benefits upon Termination. As set forth below, the following obligations are imposed upon Employer upon termination of this Agreement; provided, however, that to be entitled to such Severance Benefits, Employee will be required to execute a Confidential Severance Agreement and Release provided by Employer.
          1. Death. If Employee’s employment is terminated due to his death, Employee shall not be entitled to any severance benefits under the terms of this Agreement.
          2. Disability. If Employee’s employment is terminated due to his Disability, Employee shall be entitled to severance benefits of either the Employee’s annual base salary for whatever time is remaining under the Term of this Agreement or for one (1) year, whichever amount is greater. Such severance benefits shall be paid to Employee in a lump-sum payment within thirty (30) days of the Date of Termination.

          3. Cause. If Employee’s employment is terminated for Cause as defined under this Agreement, Employee shall not be entitled to any severance benefits under the terms of this Agreement.
          4. Without Cause. If Employee’s employment is terminated by Employer without Cause (other than within the twelve (12) months following a Change in Control), Employee shall be entitled to severance benefits of either the Employee’s annual base salary for whatever time is remaining under the Term of this Agreement or for one (1) year, whichever amount is greater. Such severance benefits shall be paid to Employee in a lump-sum payment within thirty (30) days of the Date of Termination.
          5. Resignation by Employee. If Employee resigns his employment without Good Reason, Employee shall not be entitled to any severance benefits under the terms of this Agreement.
     G. Severance Benefits upon Change in Control.
          1. Termination without Cause. In the event Employee is terminated without Cause by Employer within twelve (12) months following a Change in Control, Employee shall be entitled to the following:
               a. a lump-sum payment due on the Date of Termination, of a sum equal to three (3) times Employee’s base salary at the rate then in effect; and
               b. a lump-sum payment due on the Date of Termination, of a sum equal to three (3) times the highest bonus paid to Employee in the three (3) years preceding Employee’s termination under Employer’s annual incentive bonus plan; and
               c. for a period of three (3) years following Employee’s termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, continuation of benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section IV.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of Employee for retiree benefits pursuant to such plans, practices, programs and policies, Employee shall be considered to have remained employed until the third anniversary date of the Date of Termination and to have retired on the last day of such period.
          2. Termination by Employee with Good Reason. In the event Employee terminates his employment for Good Reason within twelve (12) months following a Change in Control, Employee shall be entitled to:

               a. a lump-sum payment due on the Date of Termination, of a sum equal to three (3) times Employee’s base salary at the rate then in effect; and
               b. a lump-sum payment due on the Date of Termination, of a sum equal to three (3) times the highest bonus paid to Employee in the three (3) years preceding Employee’s termination under Employer’s annual incentive bonus plan; and
               c. for a period of three (3) years following Employee’s termination, or such longer period as may be provided by the terms of the appropriate plan, program, practice or policy, continuation of benefit coverage for Employee and Employee’s dependents at least equal to those that would have been provided to the same in accordance with the plans, programs, practices and policies described in Section IV.D of this Agreement if Employee’s employment had not been terminated or, if more favorable to Employee, as in effect generally at any time thereafter with respect to other peers of Employee; provided, however, that if Employee becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility. For purposes of determining eligibility of Employee for retiree benefits pursuant to such plans, practices, programs and policies, Employee shall be considered to have remained employed until the third anniversary date of the Date of Termination and to have retired on the last day of such period.
          3. Limitation on Severance Benefits. Anything in this Agreement to the contrary notwithstanding, in the event that it shall be determined (as herein after provided) that any payment or distribution by Employer or any of its affiliates to or for the benefit of Employee, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program, or arrangement including, without limitation, any stock option, restricted stock, stock appreciation right or similar right, or the lapse or termination of any restriction on, or the vesting or exercisability of, any of the foregoing (individually and collectively, a “Payment”), would be subject, but for the application of this Section IV.G.3 to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986 (the “Code”), or any successor provision thereto (hereinafter the “Excise Tax”), by reason of being considered “contingent on a change in ownership or control” of Employer, within the meaning of Section 280G of the Code, or any successor provision thereto, then:
               a. if the After-Tax Payment Amount would be greater by reducing the amount of the Payment otherwise payable to Employee to the minimum extent necessary (but in no event less than zero) so that, after such reduction, no portion of the Payment would be subject to the Excise Tax, then the Payment shall be so reduced; and
               b. if the After-Tax Payment Amount would be greater without the reduction then there shall be no reduction in the Payment.

     As used in this Section IV.G.3, “After-Tax Payment Amount” means the difference of the amount of the Payment, less the amount of the Excise Tax, if any, imposed upon the Payment.
     H. Compliance with Section 409A of the Code. Notwithstanding any other provision to the contrary, if the Compensation Committee of the Board of Directors of the Employer (the “Committee”) determines in its discretion that severance payments due under this Agreement constitute “nonqualified deferred compensation” subject to Section 409A of the Code, and that the Employee is a “specified employee” as defined in Section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance issued thereunder, then such severance payments shall commence on the first payroll date of the seventh month following the month in which the Employee’s termination occurs (with the first such payment being a lump sum equal to the aggregate severance payments the Employee would have received during the prior six-month period if no such delay had been imposed). For purposes of this Agreement, whether the Employee is a “specified employee” will be determined in accordance with the written procedures adopted by the Committee which are incorporated by reference herein.
V. COMPANY-RELATED INVENTIONS AND DEVELOPMENTS
     A. Records of Inventions. Employee shall keep complete and current written records of Inventions and Developments made during the course of his employment with Employer and promptly disclose all such Inventions and Developments in writing to Employer so that it may adequately determine its rights in such Inventions and Developments. Employee shall supplement any such disclosure to the extent Employer may request. If Employee has any doubt as to whether or not to disclose any Inventions and Developments, Employee shall disclose the same to Employer.
     B. Ownership of Inventions. All Company-Related Inventions and Developments made by Employee during the term of his employment with Employer shall be the sole and exclusive property of Employer. Employee shall assign, and does hereby assign, his entire right, title and interest in such Company-Related Inventions and Developments to Employer. Employer’s ownership and the foregoing assignment shall apply, without limitation, to all rights under the patent, copyright, and trade secret laws of any jurisdiction relating to Company-Related Inventions and Developments. If Employee asserts any property right in any Inventions and Developments made by Employee during the term of his employment with Employer, Employee shall promptly notify Employer of the same in writing.
     C. Cooperation with Employer. Employee shall assist and fully cooperate with Employer in obtaining and maintaining the fullest measure of legal protection which Employer elects to obtain and maintain for Inventions and Developments in which Employer has a property right. Employee shall execute any lawful document requested by Employer relating to obtaining and maintaining legal protection for any said Inventions and Developments including, but not limited to, executing applications, assignments, oaths, declarations and affidavits. Employee shall make himself available for interviews, depositions and testimony relating to any said Inventions and Developments. These obligations shall survive the termination of Employee’s employment with Employer, provided that Employer shall compensate Employee at a reasonable rate after such termination for time actually spent by Employee at the Employer’s requests on such assistance. In the event Employer is unable for any reason whatsoever to secure Employee’s signature to any document reasonably necessary or appropriate for any of the foregoing purposes including, but not limited to, renewals, extensions, continuations, divisions or continuations in part, in a timely manner, Employee irrevocably designates and appoints Employer and its duly authorized officers and agents as his agents and attorneys-in-fact to act for Employee and on his behalf, but only for purposes of executing and filing any such document and doing all other lawfully permitted acts to accomplish the foregoing purposes with the same legal force and effect as if executed by Employee.
     D. Pre-employment Inventions. Employee shall completely identify on Exhibit A attached hereto, without disclosing any trade secret or other proprietary and confidential information, all Inventions and Developments made by Employee prior to his employment with Employer or prior to execution of this Agreement in which Employee has an ownership interest and which is not the subject matter of an issued patent or a printed publication at the time Employee executes this Agreement.
     E. Disclosure of Inventions after Termination. Employee shall promptly and completely disclose in writing to Employer’s law department all Company-Related Inventions and Developments made by Employee during the one (1) year immediately following Employee’s termination of employment, whether voluntarily or involuntarily, for the purposes of determining Employer’s rights in each such invention. It will be presumed that Company-Related Inventions and Developments conceived by Employee which are reduced to practice within one (1) year after termination of Employee’s employment, whether voluntary or involuntary, were conceived during the term of Employee’s employment with Employer unless Employee is able to establish a later conception date by clear and convincing evidence.
VI. OBLIGATIONS RELATING TO PROPRIETARY AND CONFIDENTIAL INFORMATION
     A. Obligations of Employer.
          1. Employer shall provide Employee, during his employment, with valuable Proprietary and Confidential Information for the purpose of assisting Employee in the performance of his job requirements and responsibilities with Employer. In addition, Employer shall provide to Employee, during his employment, with the equipment, materials and facilities necessary to assist Employee in the performance of his job requirements and responsibilities with Employer.
          2. Employer shall provide Employee with any and all specialized training necessary to assist Employee in the performance of his job requirements and responsibilities with Employer including, but not limited to, training relating to Employer’s cost structures, methods of operation, Employer’s products and marketing techniques, Employer’s business strategies, plans and models.

     B. Obligations of Employee.
          1. Nondisclosure of Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall keep in confidence and trust all Proprietary and Confidential Information. Both during and after the termination of employment, whether such termination is voluntary or involuntary, Employee shall not use or disclose Proprietary or Confidential Information without the written consent of Employer, except as may be necessary in the ordinary course of performing his duties to Employer.
          2. Return of Proprietary and Confidential Information. All documents and tangible things embodying or containing Proprietary and Confidential Information are Employer’s exclusive property. Employee shall be provided with or given access to such Proprietary and Confidential Information solely for performing his duties of employment with Employer. Employee shall protect the confidentiality of their content and shall return all such Proprietary and Confidential Information, including all copies, facsimile and specimens of them in any other tangible forms in Employee’s possession, custody or control to Employer before leaving the employment of Employer for any reason, whether voluntary or involuntary.
          3. Confidential Information from Previous Employment. Employee shall not disclose or use during his employment with Employer any proprietary and confidential information which Employee has acquired as a result of any previous employment or under a contractual obligation of confidentiality before his employment with Employer and, furthermore, Employee shall not bring to the premises of Employer any copies or other tangible embodiments of any such proprietary and confidential information. On Schedule B attached hereto and made an integral part of this Agreement, Employee shall completely identify all prior obligations (whether written or oral) such as confidentiality agreements or covenants restricting future employment which Employee has entered into which might in any way restrict his use or disclosure of information or engagement in any business. Employee shall provide Employer with true and complete copies of any agreements listed on Schedule B and represents that his employment with Employer and the performance of his duties for Employer will not violate any obligations Employee may have to any such previous employer or other party.
          4. Conflict of Interest. Employee shall not engage in outside employment or other activities in the course of which Employee would use or might be tempted or induced to use Employer’s Proprietary and Confidential Information in other than Employer’s own interest.
          5. Agreement not to Compete/Solicit.
               a. Non-Compete. Employee agrees that during the term of his employment with Employer, and for a period of one (1) year after the termination of employment with Employer, whether voluntary or involuntary, he shall not, without Employer’s written consent, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business venture of any nature:

                    (i) engage, as an officer, director, shareholder, owner, partner, joint venturer or in a managerial capacity, whether as an employee, independent contractor, consultant, advisor or sales representative, in any specialty contracting business for customers in the electric power, gas, telecommunications or cable television industries, or transportation, commercial and industrial customers, within the United States, or within 100 miles of any other geographic area in which Employer (including any of Employer’s direct or indirect subsidiaries) conduct business, including any territory serviced by Employer (including any of its subsidiaries) (the “Territory”);
                    (ii) call upon any person or entity which is, at that time, or which has been, within one (1) year prior to that time, a customer of Employer within the Territory for the purpose of soliciting or selling products or services in competition with Employer; or
                    (iii) call upon any prospective acquisition candidate, on Employee’s own behalf or on behalf of any competitor, which candidate was, to Employee’s actual knowledge after due inquiry, either called upon by Employer or for which Employer made an acquisition analysis for the purpose of acquiring such entity.
               b. Non-Solicitation. Employee agrees that during the term of his employment with Employer, and for a period of one (1) year after the termination of employment with Employer, whether voluntary or involuntary, he shall not, without Employer’s written consent, employ, hire, solicit, induce or identify for employment or attempt to employ, hire, solicit, induce or identify for employment, directly or indirectly, any employee(s) of Employer to leave his or her employment and become an employee, consultant or representative of any other entity including, but not limited to, Employee’s new employer, if any.
               c. Publicly Traded Securities. The provisions of Section VI.B.5 of this Agreement shall not prevent Employee from acquiring or holding publicly traded stock or other public securities of a competing company, so long as Employee’s ownership does not exceed two percent (2%) of the outstanding securities of such company.
               d. Agreement to Inform Subsequent Employers. For a period of one (1) year after the termination of Employee’s employment with Employer, whether voluntary or involuntary, Employee agrees to inform each new employer, prior to accepting employment, of the existence of this Agreement and provide that employer with a copy of this Agreement.
               e. Reasonableness of Restrictions. Employee acknowledges that the restrictions set forth in Section VI.B.5 of this Agreement are intended to protect Employer’s legitimate business interests and its Proprietary and Confidential Information and established relationships and good will. Employee acknowledges that the time, geographic and scope of activity limitations set forth herein are reasonable and necessary to protect Employer’s legitimate business interests. However, if in any judicial proceeding a court shall refuse to enforce this Agreement as written, whether because the time limitation is too long or because the restrictions contained herein are more extensive (whether as to geographic area, scope of activity or otherwise) than is necessary to protect the legitimate business interests of Employer, it is expressly understood and agreed between the parties hereto that this Agreement is deemed modified to the extent necessary to permit this Agreement to be enforced in any such proceedings.
               f. Ability to Obtain Other Employment. Employee acknowledges that in the event of his termination, or expiration of his employment with Employer, Employee’s knowledge, experience and capabilities are such that Employee can obtain employment in business activities which are of a different and non-competing nature than those performed in the course of his employment with Employer or in the geographic areas outside of the Territory; and that the enforcement of a remedy hereunder including, but not limited to, injunctive relief, will not prevent Employee from earning a reasonable livelihood.
               g. Injunctive Relief. Employee acknowledges that compliance with Section VI.B of this Agreement is necessary to protect the good will and other legitimate business interests of Employer and that a breach of any or all of these provisions will give rise to irreparable and continuing injury to Employer which is not adequately compensable in monetary damages or at law. Accordingly, Employee agrees that Employer, its successors and assigns, may obtain injunctive relief against the breach or threatened breach of any or all of these provisions, in addition to any other legal or equitable remedies which may be available to Employer at law or in equity or under this Agreement.
     Employee further acknowledges that it would be difficult to measure any damages caused to Employer which might result from any breach by Employee of any promises set forth in this Agreement and that, in any event, money damages would be an inadequate remedy for such breach. Accordingly, Employee acknowledges and agrees that if he breaches or threatens to breach any portion of this Agreement, Employer shall be entitled, in addition to all other remedies that it may have, to an injunction or other appropriate equitable relief to restrain any such breach without showing or proving any actual damage to Employer, as well as to be relieved of any obligation to provide further payment or benefits to Employee or Employee’s dependents.
               h. Other Remedies. If Employee violates and/or breaches this Agreement, Employer shall be entitled to an accounting and repayment of all lost profits, compensation, commissions, remuneration or benefits that Employee directly or indirectly has realized or may realize as a result of any such violation or breach. Employer shall also be entitled to recover for all lost sales, profits, commissions, good will and customers caused by Employee’s improper acts, in addition to and not in limitation of any injunctive relief or other rights or remedies that Employer is or may be entitled to at law or in equity or under this Agreement.
               i. Costs. Employee acknowledges that should it become necessary for Employer to file suit to enforce the provisions contained herein, and any court of competent jurisdiction awards Employer any damages and/or an injunction due to the acts of Employee, then Employer shall be entitled to recover its reasonable costs incurred in conducting the suit including, but not limited to, reasonable attorneys’ fees and expenses.

          6. Nondisparagement. Employee acknowledges and agrees that both during and after his employment with Employer, whether such termination is voluntary or involuntary, Employee shall not disparage, denigrate or comment negatively upon, either orally or in writing, either Employer or any of its officers, directors or representatives, to or in the presence of any person or entity unless compelled to act by a valid subpoena or other legal mandate; provided, however, if Employee receives such a valid subpoena or legal mandate, he shall provide Employer with written notice of the same at least five (5) business days prior to the date on which Employee is required to make the disclosure.
VII. WAIVER OF RIGHT TO JURY TRIAL
EMPLOYER AND EMPLOYEE HEREBY VOLUNTARILY, KNOWINGLY AND INTENTIONALLY WAIVE ANY AND ALL RIGHTS TO TRIAL BY JURY TO ALL CLAIMS ARISING OUT OF OR RELATING TO THIS AGREEMENT, AS WELL AS TO ALL CLAIMS ARISING OUT OF EMPLOYEE’S EMPLOYMENT WITH EMPLOYER OR TERMINATION THEREFROM INCLUDING, BUT NOT LIMITED TO:
     A. Any and all claims and causes of action arising under contract, tort or other common law including, without limitation, breach of contract, fraud, estoppel, misrepresentation, express or implied duties of good faith and fair dealing, wrongful discharge, discrimination, retaliation, harassment, negligence, gross negligence, false imprisonment, assault and battery, conspiracy, intentional or negligent infliction of emotional distress, slander, libel, defamation and invasion of privacy.
     B. Any and all claims and causes of action arising under any federal, state or local law, regulation or ordinance, including, without limitation, claims arising under Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the Americans with Disabilities Act, the Family and Medical Leave Act, the Fair Labor Standards Act and all corresponding state laws.
     C. Any and all claims and causes of action for wages, employee benefits, vacation pay, severance pay, pension or profit sharing benefits, health or welfare benefits, bonus compensation, commissions, deferred compensation or other remuneration, employment benefits or compensation, past or future loss of pay or benefits or expenses.
VIII. CHOICE OF LAW
     Employer and Employee acknowledge and agree that this Agreement shall be interpreted, governed by and construed in accordance with the laws of the State of Texas, without regard to the conflict of laws principles or rules thereof.
     Employer and Employee irrevocably and unconditionally agree that any legal suit, action or proceeding arising out of or relating to this Agreement, as well as to all claims arising out of Employee’s employment with Employer or termination therefrom, shall be brought in either the Federal District Court for the Southern District of Texas—Houston Division or in a judicial district court of Harris County, Texas (hereinafter referred to as the “Texas Courts”). In that regard, Employer and Employee waive, to the fullest extent allowed, any objection which Employer or Employee may have to the venue of any such proceeding being brought in the Texas Courts, and any claim that any such action or proceeding brought in the Texas Courts has been brought in an inconvenient forum. In addition, Employer and Employee irrevocably and unconditionally submit to the exclusive jurisdiction of the Texas Courts in any such suit, action or proceeding. Employer and Employee acknowledge and agree that a judgment in any suit, action or proceeding brought in the Texas Courts shall be conclusive and binding on each and may be enforced in any other courts to whose jurisdiction Employer or Employee is or may be subject to, by suit upon such judgment.
IX. MISCELLANEOUS
     A. Publicity Release. By executing this Agreement, Employee forever gives Employer, its successors, assigns, licensees and any other designees, the absolute right and permission, throughout the world: (1) to copyright (and to renew and extend any copyright), use, reuse, publish and republish photographic portraits and pictures, motion or still, of Employee, or in which Employee may be included, in whole or in part, or composite or distorted character in any form, whether heretofore taken or to be taken in the future, in conjunction with Employee’s own or a fictitious name or title (which Employee now has or may have in the future), or reproductions thereof, in color or otherwise, made through any media at any place, for art, advertising, trade or any other purpose whatsoever; and (2) to record, reproduce, amplify, simulate, “double” and/or “dub” Employee’s voice and transmit the same by any mechanical or electronic means, for any purpose whatsoever. Employee further consents to the use of any printed matter giving Employee, or not giving Employee, a credit, in the sole discretion of any of the aforementioned parties to whom this authorization and release is given, in conjunction therewith. Employee waives any right he may have to inspect and/or approve the finished product or the advertising copy or printed matter that may be used in connection therewith, or the use to which it may be applied.
     B. Withholding. Employer may withhold from any amounts payable under this Agreement such federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.
     C. Notices. All notices, consents, requests, instructions, approvals and other communications provided for in this Agreement shall be in writing and shall be addressed as follows:

To Employer:	Quanta Services, Inc.
1360 Post Oak Boulevard, Suite 2100
Houston, Texas 77056
Attention: General Counsel

To Employee:	Earl C. Austin, Jr.
10 Estancia Place
Spring, Texas 77389

Notice shall be deemed given and effective: (1) upon receipt, if delivered personally; or (2) three (3) days after it has been deposited in the U.S. mail, addressed as required above, and sent via registered or certified mail, return receipt requested, postage prepaid. Employer and/or Employee may change the address for notice purposes by notifying the other of such change in accordance with this Section IX.C.
     D. Severability. If any provision of this Agreement is held to be invalid, inoperative or unenforceable for any reason, it shall be modified rather than voided, if possible, in order to achieve the intent of the parties hereto to the maximum extent possible. In any event, if any provision this Agreement is held to be invalid, inoperative or unenforceable for any reason, the other provisions of this Agreement shall be deemed valid and operative and, so far as is reasonable and possible, effect shall be given to the intent manifested by the provision or provisions held invalid or inoperative.
     E. Survival of Certain Obligations. The obligations of the parties set forth in this Agreement that by their terms extend beyond or survive the termination of this Agreement, whether voluntarily or involuntarily, will not be affected or diminished in any way by the termination of this Agreement.
     F. Headings. The headings contained in this Agreement are for purposes of reference and convenience only and are not intended in any way to describe, interpret, define or limit the extent or intent of this Agreement.
     G. Entire Agreement. This Agreement supersedes any other agreements, written or oral, between Employer and Employee, including the Employment Agreement by and between North Houston Pole Line Corp. and Earl C. Austin, Jr. dated August 15, 2001, as amended, and Employee has no oral representations, understandings or agreements with Employer or any of its officers, directors or representatives covering the same subject matter as this Agreement. This written Agreement is the final, complete and exclusive statement and expression of the agreement between Employer and Employee and of all the terms of this Agreement. This Agreement cannot be modified, varied, contradicted or supplement by evidence of any prior or contemporaneous oral or written agreements.
     H. Amendment/Waiver. Neither this Agreement nor any term hereof may be modified or amended except by written instrument signed by a duly authorized officer of Employer and by Employee. No term of this Agreement may be waived other than by written instrument signed by the party waiving the benefit of such term. Any such waiver shall constitute a waiver only with respect to the specific matter described in such written instrument and shall in no way impair the rights of the party granting such waiver in any other respect or at any other time. Neither the waiver by Employer or Employee of a breach of or a default under any of the provisions of this Agreement, nor the failure by either Employer or Employee, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any such provisions, rights or privileges hereunder.

     I. Assignment. This Agreement is personal to the parties and neither party may assign any rights or obligations under the same without the prior written consent of the other; provided, however, that in the event of a sale of Employer’s business to a third party (whether by sale of all or a majority of Employer’s issued and outstanding equity securities, by a merger or reorganization, or by a sale of all or substantially of Employer’s assets), then this Agreement may be assigned by Employer to such third party purchaser without the prior written consent of Employee, provided that such third party purchaser agrees to assume and abide by all of Employer’s obligations set forth in this Agreement and provides written notice thereof to Employee.
     J. Counterparts. This Agreement may be executed simultaneously in two (2) or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
REMAINDER OF PAGE INTENTIONALLY LEFT BLANK

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.
QUANTA SERVICES, INC.

By: Name:	/s/ JOHN R. COLSON John R. Colson
Title:	Chairman and Chief Executive Officer

EMPLOYEE:

/s/ EARL C. AUSTIN, JR.

Earl C. Austin, Jr.

EXHIBIT A
Pre-Employment Inventions
None

EXHIBIT B
Agreements or Covenants Regarding Confidentiality
or Restricting Future Employment of Employee
None